SoundThinking, Inc.

INSIDER TRADING POLICY

I.
Introduction

This policy (our “insider trading policy”) determines acceptable transactions in the securities of SoundThinking, Inc. (the “Company”) and the securities of other applicable publicly traded companies by our employees and directors and specified consultants. During the course of your service to the Company, you may receive important information that is not yet publicly available (“inside information”) about the Company or about other publicly traded companies. Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly traded company, or to disclose such information to a third party who does so profit (a “tippee”).

II.
Insider Trading Policy
A.
Securities Transactions

Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under the Company’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions. In addition, from time to time, the Company may engage in transactions in its securities. It is the Company’s policy to comply with applicable laws and regulations relating to insider trading.

B.
Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not Trade (as defined below) in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This policy also applies to all family members and other household members of those covered by this policy and all companies controlled by those covered by this policy. You may never recommend to another person that he or she buy, hold or sell the Company’s securities. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trade” includes (i) the purchase, sale or gift of securities, (ii) engagement in short sales, (iii) transactions in put or call options, (iv) hedging transactions, (v) the purchase of securities on margin, (vi) the holding of securities in a margin account, (vii) the pledging of stock as collateral and (viii) other inherently speculative transactions.

1.

No employee, director, or consultant, including any person acting on the Company’s behalf, may use social networks, including corporate blogs, chat rooms, chat boards, Facebook, LinkedIn, Instagram, Reddit, Clubhouse, TikTok, Medium, X, YouTube, the Motley Fool, Raging Bull, Yahoo! Finance and other non-traditional means of communication to participate in or respond to discussions about the Company or other publicly traded companies, even if done so anonymously, unless such participation in or responses to such discussions involves information that is publicly available or immaterial. If there is any uncertainty about whether information is publicly available or is otherwise inappropriate to post, a senior official or his or her designee should be contacted before posting any such information. This prohibition applies regardless of whether such person accesses the social network at home or at the office or anywhere else.

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:

(a)
financial results or forecasts;
(b)
material communications with government agencies;
(c)
major new products or processes;
(d)
acquisitions or dispositions of assets, divisions, companies, etc.;
(e)
pending public or private sales of debt or equity securities;
(f)
declaration of stock splits, dividends or changes in dividend policy;
(g)
major contract awards or cancellations;
(h)
pending legislative changes;
(i)
top management or control changes;
(j)
possible tender offers or proxy fights;
(k)
significant writeoffs or material accounting restatements;
(l)
significant litigation or settlements;
(m)
impending bankruptcy;
(n)
gain or loss of a significant contract with a customer or supplier;
(o)
pricing changes or discount policies;
(p)
corporate partner relationships; and
(q)
notice of issuance of patents.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or U.S. Securities and Exchange Commission (the “SEC”) filing and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.

Because the officers and directors of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, we ask them to do more than refrain from insider trading. Additional restrictions apply to officers, directors and certain other employees under Section III below.

C.
Prohibition of Speculative Trading.

No employee, director or consultant may engage in short sales, transactions in put or call options, hedging transactions, the purchase of securities on margin, hold securities in a margin account, pledge

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securities as collateral or other inherently speculative transactions with respect to the Company’s stock at any time.

III.
Additional Restrictions Applicable to Officers, Directors and Other Designated Employees
D.
Window Period. Generally, except as set forth in this paragraph A, in paragraph B, in paragraph C and in paragraph F of this Section III, officers and directors and other members of management with the title of Vice President or above may buy or sell securities of the Company only during a “window period” commencing on the third business day after general public release of the Company’s annual or quarterly revenues through two weeks before the end of the quarter. This “window” may be closed early or may not open if, in the judgment of the Company’s Chief Executive Officer or Chief Financial Officer, there exists undisclosed information that would make trades by members of the Company’s management and directors inappropriate. It is important to note that the fact that the “window” is closed early or may not open should be considered material nonpublic information that should not be communicated to any other person. An officer, director or other member of management who believes that special circumstances require him or her to trade outside the window period should consult with the Company’s Chief Financial Officer. Permission to trade outside the “window” will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.
i.
Exceptions to Window Period.
1.
ESPP/Option Exercises. Officers and other members of management who are eligible to do so may purchase stock under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period. Directors and officers and other members of management may exercise options granted under the Company’s stock option plans without restriction to any particular period. However, the subsequent sale of the stock acquired upon the exercise of options or pursuant to the ESPP is subject to all provisions of this policy.
2.
Automatic Sell-to-Cover Transactions. This policy does not apply to the sale of shares of the Company’s securities for the limited purpose of covering tax withholding obligations and any associated broker or other fees upon settlement of restricted stock units issued by the Company (a “sell-to-cover transaction”) provided that (i) you irrevocably elect to sell such shares to cover tax withholding obligations in a manner approved by the Company or (ii) such sell-to-cover transaction is effected pursuant to a sell-to-cover program mandated by the Company.
3.
Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans.
4.
10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or officer or other member of management that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Plan”) may be made without restriction to any particular period provided that (i) the Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of material nonpublic information about the Company and the Company had not imposed any trading blackout period, (ii) the Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy

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and the securities laws, and (iii) the Plan allows for the cancellation of a transaction and/or suspension of such Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (i.e., exceeding the number of shares that may be sold under Rule 144 of the Securities Act of 1933, as amended) or (b) would create material adverse consequences for the Company. The Company shall be notified of any proposed amendments to the Plan or the proposed termination of the Plan prior to such amendment or termination, as applicable.
E.
Pre-Clearance or Advance Notice of Transactions. In addition to the requirements of paragraph A above, officers and directors may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, gift or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer at least two days in advance of the proposed transaction. The Chief Financial Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Officer (as identified in the Company’s Section 16 Compliance Program) to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. Advance notice of an intent to exercise an outstanding stock option shall be given to the Chief Financial Officer. To the extent possible, advance notice of upcoming transactions effected pursuant to an established 10b5-1 automatic trading plan under paragraph A(i)(4) above shall be given to Chief Financial Officer. Upon the completion of any transaction, the officer or director must immediately notify the appropriate persons under the heading “Notification of Execution of Transaction” in the Company’s Section 16 Compliance Program so that the Company may assist in the Section 16 reporting obligations.
F.
Covered Insiders. The provisions outlined in this Section III apply to all officers and directors and other members of management with the title of Vice President or above and to such other employees of the Company as the President or the Chief Financial Officer may designate from time to time because of their access to sensitive Company information. Generally, any entities or family members whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions.
G.
Short-Swing Trading/Section 16 Reports. Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), all of which have been enumerated and described in a separate Section 16 Compliance Memorandum.
H.
Prohibition of Trading During Pension Fund Blackouts. In accordance with Regulation BTR under the Exchange Act, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(l) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or executive officer that meets the requirements of Rule 10b5-1 under the Exchange Act; compensatory grants or awards of equity securities pursuant to a plan that, by its terns, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations

4.

order. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.
I.
Prohibition of Trading During Other Blackout Periods. From time to time, the Company may shorten or close the window period set forth in paragraph A for certain directors and employees if there is material non-public information regarding the Company (such as the negotiation of mergers, acquisitions or dispositions or new product developments) that is not publicly disclosed. If the Company imposes a special blackout period, it will notify the persons affected. The existence of a special blackout period should also be treated as confidential information.
IV.
Duration of Policy’s Applicability

This policy continues to apply to any Trade in the Company’s stock or the stock of other public companies if you learn material nonpublic information about a Company that could affect the share price of another publicly traded company even after your employment, directorship or consultancy with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not Trade in the Company’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material.

V.
Penalties

Anyone who effects transactions in the Company’s stock or the stock of other public companies (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee, director or consultant who has questions about this policy should contact his or her own attorney or the Chief Financial Officer. Please also see the “Frequently Asked Questions” attached hereto as Exhibit A, the content of which is incorporated into this policy.

Adopted: February 13, 2025

Effective: February 13, 2025

5.

Exhibit A

Frequently Asked Questions

1.
What is insider trading?

Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material nonpublic information. Insider trading also includes trading in options (puts and calls), the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price – if you have material, nonpublic information and you trade, you have broken the law.

2.
Why is insider trading illegal?

If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.

3.
What is material, nonpublic information?

Information is material if it would influence a reasonable investor to buy or sell a stock, bond, future or other security. This could mean many things – financial results, potential mergers, major contracts, etc. Information is nonpublic if it has not yet been released and disseminated to the public.

4.
Who can be guilty of insider trading?

Anyone who buys or sells a security while in possession of material, nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. It does not matter if you are not an executive officer or director, or even if you do not work at SoundThinking, Inc. If you know something material about the value of a security that not everyone else does and you trade (or convince someone else to trade) in that security, regardless of who you are, you can be found guilty of insider trading.

5.
Does SoundThinking, Inc. have an insider trading policy?

Yes.

6.
What if I work in a foreign office?

There is no difference. The policy and law applies to you. Because our common stock trades on a U.S. securities exchange, the insider trading laws of the United States apply. The U.S. Securities and Exchange Commission (the “SEC”) (a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (FINRA) (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by internationally based individuals and firms. In addition, as a SoundThinking, Inc. employee, director or consultant, our policies apply to you no matter where in the world you work.

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7.
What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?

That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss material nonpublic information about SoundThinking, Inc. with anyone outside SoundThinking, Inc., including spouses, family members, friends or business associates (unless the disclosure is made in accordance with SoundThinking, Inc.’s policies regarding the protection or authorized external disclosure of information regarding SoundThinking, Inc.). This includes anonymous discussion on the Internet about SoundThinking, Inc. or partners with which SoundThinking, Inc. does business.

8.
What if I don’t tell them the information itself, I just tell them whether they should buy or sell?

That is still tipping and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock.

9.
What are the penalties if I trade on inside information or tip off someone else?

In addition to disciplinary action by SoundThinking, Inc., which may include termination of employment, anyone found liable in a civil case for trading on inside information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.

10.
What is “loss avoided”?

If you sell common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

11.
Am I restricted from trading securities of any companies other than SoundThinking, Inc. (for example a customer or competitor of SoundThinking, Inc.)?

Possibly. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material, nonpublic information about that company, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you obtain material, nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at SoundThinking, Inc., you sometimes obtain sensitive, material information about other companies that could affect the share price of such other public traded company.

12.
So if I do not trade SoundThinking, Inc. securities when I have material, nonpublic information, and I don’t “tip” other people, I am in the clear, right?

Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending SoundThinking, Inc. stock as an investment, even if these actions do not violate

A-2.

securities laws. Our policies are stricter than the law requires so that we and our employees, directors and consultants can avoid even the appearance of wrongdoing. Therefore, please review our policies carefully.

13.
So when can I buy or sell my SoundThinking, Inc. securities?

According to our policies, if you have material, nonpublic information, you may not buy or sell our common stock until the third trading day after that information is released or announced to the public. At that point, the information is considered public. Even if you do not have material, nonpublic information, you may not trade in our common stock during any trading “blackout” period. (The Company provides email updates on blackout periods as well as post lists of blackout periods in the Company’s office). And finally, all directors and officers must pre-clear any purchases or sales of stock with the Chief Financial Officer two days in advance of the proposed transaction.

14.
If I have an open order to buy or sell SoundThinking, Inc. securities on the date a trading window closes, my broker will cancel the open order and won’t execute the trade, right?

No (unless it is in connection with a 10b5-1 trading plan (see Question 27 below). If you have any open orders at the time a trading window closes other than in connection with a 10b5-1 trading plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a trading window closes other than in connection with a 10b5-1 trading plan, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.

15.
Am I allowed to trade derivative securities of SoundThinking, Inc.? Or short SoundThinking, Inc. common stock?

No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options.” These are different from employee stock options, which are not derivative securities.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.

16.
Why does SoundThinking, Inc. prohibit trading in derivative securities and short selling?

Many companies with volatile stock prices have adopted such policies because of the temptation it represents to try to benefit from a relatively low cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading. For this reason, we have decided to prohibit employees from such trading. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.

17.
Can I purchase SoundThinking, Inc. securities on margin or hold them in a margin account?

A-3.

Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

18.
Why does SoundThinking, Inc. prohibit me from purchasing SoundThinking, Inc. securities on margin or holding them in a margin account?

Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If your margin call were called at a time when you had insider information and you could not or did not supply other collateral, you and SoundThinking, Inc. could be subject to litigation based on your insider trading activities: the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

19.
Can I pledge my SoundThinking, Inc. shares as collateral for a personal loan?

No. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

20.
Can I hedge my ownership position in SoundThinking, Inc.?

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, and such hedging transactions are prohibited by our insider trading policy. Since such hedging transactions may permit you to continue to own SoundThinking, Inc.’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as SoundThinking, Inc.’s other stockholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.

21.
Can I exercise stock options during a trading blackout period or when I possess material, nonpublic information?

Yes. You may exercise the option and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or otherwise settle the option during a trading blackout period or any time that you have material nonpublic information, unless pursuant to a sell-to-cover transaction in compliance with this policy. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.

22.
Am I subject to the trading blackout period if I am no longer an employee of SoundThinking, Inc.?

It depends. If your employment with SoundThinking, Inc. ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with SoundThinking, Inc. ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave SoundThinking, Inc., you should not trade in SoundThinking, Inc. securities if you possess material

A-4.

nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated released by SoundThinking, Inc.

23.
Can I gift stock while I possess material, nonpublic information or during a trading blackout period?

Because of the potential for the appearance of impropriety, you may not make gifts, whether to charities, to a trust or otherwise, of our common stock when you possess material, nonpublic information or during a trading blackout period.

24.
What if I purchased publicly traded options or other derivative securities before I became a SoundThinking, Inc. employee (or contractor or consultant)?

The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material, nonpublic information. When you become a SoundThinking, Inc. employee, you must report to our Chief Financial Officer that you hold such publicly traded options or other derivative securities.

25.
May I own shares of a mutual fund that invests in SoundThinking, Inc.?

Yes.

26.
Are mutual fund shares holding SoundThinking, Inc. subject to the trading blackout periods?

No. You may trade in mutual funds holding our common stock at any time.

27.
May I use a “routine trading program” or “10b5-1 plan”?

Yes, subject to the requirements discussed in our insider trading policy. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stockbroker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact the Chief Financial Officer for approval.

28.
What happens if I violate our insider trading policy?

Violation of our policies may result in severe personnel action, including a memo to your personnel file and up to and including termination of your employment or other relationship with SoundThinking, Inc. In addition, you may be subject to criminal and civil enforcement actions by the government.

29.
Who should I contact if I have questions about our insider trading policy?

You should contact our Chief Financial Officer.

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